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                                                                  Exhibit T3A(2)

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               BDK HOLDINGS, INC.
                               -----------------
                             a Delaware corporation

         BDK Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. Article FOUR of the Certificate of Incorporation of this corporation is amended to read in full as follows:

                  "FOUR:      The total number of shares of all classes of stock
                   ----
         which the corporation shall have authority to issue is One Million Five Hundred Thousand (1,500,000), consisting of:

                           (i) One Million Four Hundred Thousand (1,400,000)
                  shares of Common Stock of the par value of one cent ($.01) each (hereinafter referred to as "Common Stock"); and

                           (ii) One Hundred Thousand (100,000) shares of
                  Preferred Stock of the par value of one cent ($.01) each (hereinafter referred to as "Preferred Stock").

                  Upon the filing and effectiveness of this Certificate of Amendment of Certificate of Incorporation, each share of Common Stock, par value $.01, of the corporation issued and outstanding immediately prior to such filing and effectiveness, shall be reclassified, changed and combined into one one-thousandth (1/1000) of a share of Common Stock, par value $.01 per share, of the corporation.

                  Certificates representing shares of Common Stock, $.01 par value, immediately prior to the effectiveness of this Certificate of Amendment of Certificate of Incorporation will continue to represent shares of Common Stock, $.01 par value, (or fractions thereof) resulting from the reclassification, change and combination effected hereby, and stockholders are not required to present such certificates for exchange.

                  A.       Preferred Stock.
                           ---------------

                  The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the powers (including voting powers, whether full, limited, or no voting powers), designations, preferences, and relative, participating, optional, or other rights of the shares of each such series, if any, and any qualifications,

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         limitations or restrictions thereon, if any. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing such series of Preferred Stock."

         2. Article FIVE of the Certificate of Incorporation of this corporation, which currently reads as follows, is hereby deleted:

                  "FIVE: The corporation shall not create, designate, authorize or cause to be issued any class or series of nonvoting stock. For purposes of this Article FIVE, any class or series of stock, including any series of Preferred Stock, that has only such voting rights as are mandated by the DGCL shall be deemed to be nonvoting stock subject to the restrictions of this Article FIVE."

         3.       The following Article FIVE is added:

                  "FIVE: Reserved for future use by the corporation."

         4. Said Amendments have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, by approval of the Board of Directors of the corporation and by the affirmative vote of the holders of at least of a majority of the outstanding stock entitled to vote by written consent in lieu of a meeting in accordance with the provisions of
Section 228 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, BDK HOLDINGS, INC. has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its Chairman of the Board this ______ day of _____________, 2002.

                                            BDK HOLDINGS, INC.


                                            By _________________________________
                                                 Warren Munday, Chairman of the
                                                             Board

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